As filed with the Securities and Exchange Commission on September 20, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BANK7 CORP.
(Exact name of registrant as specified in its charter)

Oklahoma	20-0764349
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1039 N.W. 63rd Street Oklahoma City, Oklahoma	73116
(Address of Principal Executive Offices)	(Zip Code)

Bank7 Corp. 2018 Equity Incentive Plan
 (Full title of the plan)

Thomas L. Travis
President and Chief Executive Officer
Bank7 Corp.
1039 N.W. 63rd Street
Oklahoma City, Oklahoma 73116
(Name and address of agent for service)

(405) 810-8600
(Telephone number, including area code, of agent for service)

Copies to:

Brian R. Marek	Kelly J. Harris
Beth A. Whitaker	Senior Vice President and
Hunton Andrews Kurth LLP	Chief Financial Officer
1445 Ross Avenue, Suite 3700	Bank7 Corp.
Dallas, Texas 75202	1039 N.W. 63rd Street
(214) 979-3000	Oklahoma City, Oklahoma 73116
(214) 880-0011 (facsimile)	(405) 810-8600
(405) 810-8601 (facsimile)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☑	(Do not check if a smaller reporting company)	Smaller reporting company Emerging growth company	☐ ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	1,150,000	$19.00	$21,850,000	$2,720.33

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers an aggregate of 1,150,000 shares of common stock, par value $0.01 per share (the “Common Stock”) of Bank7 Corp., an Oklahoma corporation (the “Company” or “Registrant”) reserved for issuance under the Bank7 Corp. 2018 Equity Incentive Plan (the “Plan”), including 300,000 shares that may be added in the future pursuant to the “evergreen” provisions of the Plan. The “evergreen” provision in the Plan provides that on each January 1, an additional number of shares equal to the lesser of: (i) 1% of the then-outstanding shares of Common Stock, (ii) 100,000 shares of Common Stock, or (iii) an amount determined by the board of directors of the Registrant will be added to the shares of Common Stock authorized for issuance under the Plan.  Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that become issuable under the Plan as may be necessary to adjust the number of shares being offered or issued pursuant to the Plan as a result of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act.  The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon a price of $19.00 per share of Common Stock, which is the initial public offering price set forth on the cover page of the Registrant’s final prospectus pursuant to Rule 424(b) under the Securities Act, dated September 19, 2018, relating to its initial public offering.

PART I

The Registrant will send or give to all participants in the Plan document(s) containing the information required in Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(b)(2), the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except for the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission, which shall be deemed a part hereof:

(1) The Registrant’s prospectus filed on September 20, 2018 pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s registration statement on Form S-1 originally filed by the Registrant on August 24, 2018, as amended on Form S-1/A on September 10, 2018 and September 17, 2018 (File No. 333-227010) (the “Form S-1 Registration Statement”); and

(2) The description of the Common Stock under the caption “Description of Capital Stock” contained in the prospectus forming part of the Registrant’s Form S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Registrant’s Registration Statement on Form 8-A (File No. 001-38656), filed pursuant to Section 12 of the Exchange Act, on September 14, 2018, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and all reports on Form 8-K subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

II-1

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 1031 of the Oklahoma General Corporation Act (the “OGCA”), under which the Company is incorporated, permits, and in some circumstances requires, the Company to indemnify its directors and officers. Article Seventh of the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of directors and officers under certain circumstances. In addition, the Company’s Amended and Restated Certificate of Incorporation provides for indemnification of each of the Company’s officers and directors against expenses (including attorneys’ fees), judgments, liabilities, losses, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by reason of such person being or having been a director, officer, employee or agent of the Company, or of any other corporation, partnership, joint venture, trust or other enterprise at the Company’s request, other than an action by or in the right of the Company. To be entitled to such indemnification, the individual must have acted in good faith and in a manner he/she reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, the person seeking indemnification had no reasonable cause to believe that the conduct was unlawful. Subject to such limitations, the Company’s Amended and Restated Certificate of Incorporation grants indemnity to the fullest extent permissible under the law, but does not grant indemnity with respect to, matters as to which indemnification would be in contravention of the laws of the State of Oklahoma or the United States of America, whether as a matter of public policy or pursuant to statutory provision.

As permitted by the OGCA and the Company’s Amended and Restated Certificate of Incorporation, the Company also have the authority to maintain insurance on behalf of our directors and officers against liability arising out of their status as such.

The Company has entered into separate indemnification agreements with its executive officers and directors, in addition to the indemnification provided for in the Company’s Amended and Restated Certificate of Incorporation. These agreements, among other things, require the Company to indemnify its executive officers and directors for certain expenses, including attorneys’ fees, incurred by an executive officer or director in any action or proceeding arising out of their services as one of the Company’s executive officers or directors, or as an executive officer or director of any of the Company’s subsidiaries or any other company or enterprise to which the person provides services at the Company’s request.

In addition, as authorized by the OGCA, the Company’s Amended and Restated Certificate of Incorporation provides that the directors shall not be personally liable for monetary damages to the corporation relating to their conduct as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the OGCA as the same exists or may hereafter be amended. This provision might, in certain instances, discourage or deter shareholders or management from bringing a lawsuit against directors for an alleged breach of their duties.

The underwriting agreement entered into by the Company in connection with the sale of common stock obligates the underwriters to indemnify the Company’s directors, officers and controlling persons under limited circumstances against certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors and controlling persons of the Company pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The exhibits to this Registration Statement are listed in the Exhibit Index that immediately precedes such exhibits and are incorporated herein by reference.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on September 20, 2018.

BANK7 CORP.

By:	/s/ Thomas L. Travis
Thomas L. Travis,
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William B. Haines and John T. Phillips, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 20, 2018.

Signature	Title

/s/ William B. Haines	Director (Chairman)
William B. Haines

/s/ Thomas L. Travis	Director; President and Chief Executive Officer (principal executive officer)
Thomas L. Travis

/s/ Kelly J. Harris	Senior Vice President; Chief Financial Officer (principal financial and accounting officer)
Kelly J. Harris

/s/ Bobby J. Alexander	Director
Bobby J. Alexander

/s/ Charles W. Brown	Director
Charles W. Brown

/s/ William M. Buergler	Director
William M. Buergler

/s/ John T. Phillips	Director
John T. Phillips

/s/ Gary D. Whitcomb	Director
Gary D. Whitcomb

/s/ Lonny D. Wilson	Director
Lonny D. Wilson

EXHIBIT INDEX

Number	Description

4.1*	Amended and Restated Certificate of Incorporation of Bank7 Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Form S-1 filed on August 24, 2018, File No. File No. 333-227010).

4.2*	Amended and Restated Bylaws of Bank7 Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Form S-1 filed on August 24, 2018, File No. File No. 333-227010).

4.3*	Bank7 Corp. 2018 Equity Incentive Plan (filed as Exhibit 10.2 to the Registrant’s Form S-1/A filed on September 10, 2018, File No. 333-227010).

5.1	Opinion of Paul Foster Law Offices, P.C.

23.1	Consent of BKD, LLP.

23.2	Consent of Paul Foster Law Offices, P.C. (included as part of Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

*  Incorporated herein by reference as indicated.